Exhibit 10-1

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made this 4th day of May, 2000, by and between Empire Industries, Inc., a North Carolina corporation and Empire of Carolina, Inc., a Delaware corporation (collectively "Seller"), and General Foam Plastics Corp., a Virginia corporation ("Buyer").

                              W I T N E S S E T H:

      WHEREAS, Seller desires to sell and Buyer desires to purchase certain assets of Seller, including both real property and personal property, used by Seller at its industrial facility located at 501 Daniel Street, Tarboro, North Caroline 27886; and

      WHEREAS, the parties desire to set forth herein the terms and conditions of Seller's sale of such assets to Buyer; and

      NOW, THEREFORE, is consideration of the mutual promises of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree to the following:

1. ASSETS. Seller agrees to sell, lease, license or assign, as the case may be, and Buyer agrees to purchase, lease, license or be an assignee, as the case may be, of the following assets:

      1.1 Real Property. Fee simple interest in that certain real property described on Exhibit 1.1 hereto (the "Facility") and all easements, licenses, permits, variances, and agreements, to the extent transferable, relating to the Facility. The Facility includes all of the improvements located thereon and modifications, additions, restorations, repairs and replacements thereof; and all right, title, and interest of Seller in and to all inchoate rights, easements and appurtenances adjoining the Facility. If the purchase of the Facility is consummated by Buyer, Buyer and Seller agree that Seller shall lease form Buyer 100,000 square feet for one year rent free and the Seller is to have two separate one year options to lease 100,000 square feet at $1.00 per square foot. In addition, in the event of such a lease, Seller shall pay its pro rata share of the real estate taxes on the Facility, and there shall be no subleases by Seller of any portion of the leased area described in this paragraph. The Seller and Buyer agree to enter into a lease reflecting such terms as well as other terms and conditions which are customary for such leases.

      1.2 Property Lines and Unfilled Purchase Orders. The sale to Seller by Buyer of the following product lines: the Blowmold Halloween Line, Blowmold Easter Line, Blowmold Christmas Line, Injection Halloween Line, Injection Easter Line, Injection Christmas Line, Summer Pool Line and Winter Sled Line (excluding the Mongoose Sled) known collectively as the "Product Lines" as set forth on
Exhibit 1.2 hereto and assignment of all of Seller's right, title and interest in and to all of Seller's unfilled purchase orders as of the date hereof with respect to the Product Lines. The Product Lines being sold and the unfilled purchase orders being assigned shall be free of all liens and encumbrances.

      1.3 Assignment of Name. The assignment by Seller to Buyer of a non-exclusive right to use the name "Empire" on all sales of the Product Lines for a period of two (2) years from the date hereof. The assignment shall be contained in Exhibit 1.3 hereto.

      1.4 Intellectual Property. The assignment of all of by Seller's right, title and interest in and to all of the patents and trademarks set forth in
Exhibit 1.4 hereto.

      1.5 Specific Items of Equipment. The sale by Seller to Buyer of the equipment and vehicles set forth on Exhibit 1.5 (the "Equipment") hereto free and clear of all liens and encumbrances.

      1.6 Finished Goods Inventory. Buyer shall purchase from Seller the Finished Goods Inventory items listed on Exhibit 1.6. Prior to the transfer of such Finished Goods Inventory, Seller shall afford the Buyer the opportunity and Buyer shall complete a physical count and inspection at the Facility. All such Finished Goods Inventory shall be free and clear of all liens and encumbrances. Seller represents that the total Finished Goods Inventory owned by Empire Industries, Inc. at the Facility as of the date of the sale to Buyer has a value of approximately $9,000,000 of which $800,000 of Finished Goods Inventory is being purchased by Buyer. Buyer acknowledges that the Seller shall not be required to pay any sales tax levied by any governmental agencies and authorities in connection with the sale to Buyer of the Finished Goods Inventory and Buyer will instead tender to Seller a Certificate of Resale, a form of which is attached hereto as Exhibit 1.6A. In connection with the issuance by Buyer of the Certificate of Resale, Buyer represents that it has registered as a dealer with the North Carolina Department of Revenue.

      1.7 Other Assets. Those other tangible assets of the Seller, including, but not limited to, an assignment of Seller's business records, sales information, brochures, maintenance manuals and maintenance records relating to the Product Lines or Equipment, as described in the Quitclaim Bill of Sale attached as Exhibit 1.7 and excluding the Excluded Assets described and set forth on Exhibit 3 hereto.

The assets set forth in Exhibits 1.1, 1.2, 1.3, 1.4, 1.5, 1.6 and 1.7 are collectively the "Assets."

2. USE OF OTHER ASSETS. Seller agrees that in consideration for the Purchase Price set forth herein, Buyer shall have the use of the following equipment under the following terms and conditions:

      2.1 Use of Cincinnati Milcron Blowmolder Machines with Serial Nos. SN#B80A0196003, SN#B80A0194008 and SN#B75A0196001. Seller agrees that Buyer shall have the exclusive use of the above-listed machines and equipment for the period from Closing through June 1, 2006. Seller further agrees that it will effect the purchase of such machines from General Electric Capital Corporation on or before June 30, 2006 and concurrent therewith will convey title to the machines, free and clear of all encumbrances, to Buyer for the sum of $1.00. As security for Seller's performance of the above, Seller shall deliver at Closing to Buyer a letter of credit, in form attached hereto as Exhibit 2.1, issued by LaSalle National Bank for the sum of $675,000.00 to be drawn upon, as Buyer's sole and exclusive remedy, if Seller defaults under its


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

lease related to these machines and such default results in the repossession of such machines or Seller fails to deliver the bills of sale transferring title to the machines and equipment on or before June 30, 2006 in the form attached hereto as Exhibit 2.1A. From the date of this Agreement through June 30, 2006, Seller agrees to provide by facsimile to Buyer, on the same day as received by Seller, copies of any and all default notices Seller may receive concerning Seller's lease related to these machines. In addition, Seller agrees to provide Buyer each month through June 30, 2006, or until the lease is earlier terminated, canceled checks reflecting monthly payments on such lease.

      2.2 Use of Cincinnati Milcron Blowmolder Machines with Serial Nos. SN#B75A0195002 and SN#B80A0196001. Seller agrees that Buyer may, from the date hereof until October 31, 2000, use either of the above listed machines on an as needed basis for which Buyer agrees that for each month or part thereof that both such machines are used, Buyer shall pay to Seller the sum of $4,988.00 representing one-half of Seller's lease payments on said machines. For those months where Buyer uses only one of such machines, Buyer shall pay Seller $2,494.00. For those months where Buyer uses neither of such machines, Buyer shall make no payment to seller.

      2.3 Sullair Equipment Set Forth on Exhibit 2.3. Seller agrees that Buyer may, from the date hereof until October 31, 2000, use the Sullair machines and equipment listed on Exhibit 2.3 on an as needed basis for which Buyer agrees that for each month or part thereof Buyer uses any one or more of such machines and equipment, Buyer shall pay to Seller the sum of $6,611.50 representing one-half of Seller's lease payments on said machines.

      Seller makes no representations and warranties as to the condition of any of the above-referenced equipment.

3. EXCLUDED ASSETS.

      The assets of Seller set forth on Exhibit 3 hereto are not to be sold or transferred to Buyer.

4. EXCLUDED LIABILITIES.

      Except as expressly set forth herein, Buyer does not assume, does not agree to pay or discharge and shall not be liable for any other debts, obligations, expenses, responsibilities or liabilities of the Seller (collectively, the "Excluded Liabilities") and nothing in the Agreement or otherwise shall be construed to the contrary. All Excluded Liabilities, whether known or unknown, direct or contingent, in litigation or threatened or not yet asserted with respect to any aspect of the Seller's business are and shall remain the responsibility of Seller. Without limiting the generality of the foregoing, Seller shall remain specifically responsible for the following:

      4.1 Taxes. All of Seller's liabilities and obligations attributable to periods prior to the Closing Date for taxes of any kind related to the Facility.


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

      4.2 Accounts Payable. Liabilities to trade creditors for accounts payable which arose in the course of Seller's business for goods and services received by Seller prior to the date of Closing.

      4.3 Costs of Consummation. In no event shall Buyer assume or incur any liability or obligation with respect to any income, sales or other tax payable by Seller incident to or arising as a consequence of the consummation by Seller of this Agreement or any cost or expense incurred by Seller incident to or arising as a consequence of such consummation of the negotiations in connection with this Agreement.

5. CLOSING AND PURCHASE PRICE. The consummation of the transactions contemplated by this Agreement are hereinafter referred to as the "Closing."

      The First State ("First Stage") of the Closing for the non-real estate Assets shall occur on May 4, 2000,. At the First Stage, Seller shall deliver to Buyer Bills of Sale and Assignment, as the case may be, for all of the Assets described in Paragraphs 1.2, 1.3, 1.4, 1.5 and 1.7. In addition, Seller shall deliver to Buyer the fully executed Letter of Credit from LaSalle Bank N.A. in form and content set forth in Exhibit 2.1 hereto and a letter from LaSalle Bank N.A., satisfactory to Buyer, concerning the release by LaSalle Bank N.A. of its liens affecting the Assets being transferred by Seller to Buyer. In conjunction with the delivery of all of the foregoing, Buyer shall wire to LaSalle Bank N.A. for the benefit of Seller the sum of Three Million Seven Hundred Thirty Two Thousand and no/100 Dollars ($3,732,000.00).

      At the Second State ("Second Stage") of the Closing, which shall occur on May 8, 2000, Seller shall deliver to Buyer a Bill of Sale in the form and content as set forth on Exhibit 1.6 hereto with an attached list of Finished Goods Inventory being purchased by Buyer. In conjunction with the delivery of the Bill of Sale by Seller, Buyer shall wire to LaSalle Bank N.A. for the benefit of Seller the sum of $800,000.

      The Third Stage ("Third Stage") of the Closing shall occur on or before May 30, 2000 or as soon thereafter as practicable based upon any tile and or environmental issues that may be discovered. At the Third State, Seller shall deliver its Special Warranty Deed to Buyer and in conjunction therewith, following a title update and recordation of said deed, Buyer shall wire the sum of Three Million Sixty Eight Thousand and no/100 Dollars ($3,068,000.00) to LaSalle Bank N.A. for the benefit of Seller.

      If the Third Stage has not occurred on or before May 30, 2000, Buyer agrees commencing June 1, 2000 to make monthly lease payments to Seller for the space within the facility used by Buyer at the annual rate of $1.00 per square foot plus the pro rata share of real estate taxes related to the space used by Buyer until the Third Stage is consummated or until the election in Paragraph
7.7 of this Agreement has been made by Buyer.

      Seller and Buyer agree to comply with the applicable IRS Regulations regarding the reporting of the sale of the Assets.

6. INTENTIONALLY OMITTED.


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

7. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that, as of the date hereof, except to the extent of the information, exceptions, modifications, descriptions and disclosures set forth in the Exhibits hereto, and as of the Closing Date:

      7.1 Authority. Seller has full legal right, power and authority to execute and deliver this Agreement, to carry out the transactions contemplated hereby, and to convey the Assets (as defined herein) to Buyer. All company and other actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby will be duly and properly taken prior to the Closing Date.

      7.2 Validity. This Agreement and the other documents to be delivered at the Closing have been, or will be, duly executed and delivered and are, or will be, the lawful, valid and legally binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization or similar debtor relief legislation affecting the rights of creditors generally, and subject to the applicable of general principles of equity.

      7.3 Due Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of their organization with full power and authority to own or lese its properties and to carry on its business.

      7.4 Facility. Empire Industries, Inc. is the sole fee simple owner of the Facility. There are no outstanding contracts for sale or options involving the Facility and no other party has any right, title or interest in the Facility except as set forth in the title commitment received by Buyer, and except for the leases set forth below. Seller shall deliver to Buyer at Closing a special warranty deed for the Facility. The cost of a physical survey and the title insurance premium shall be borne by Buyer. In addition to the foregoing, with respect to the Facility, Seller represents and warrants the following to Buyer:

(a) Seller will not between the date hereof and the Closing initiate, consent to, or acquiesce in any action to change the present zoning of the Facility or any of the conditions applicable to the Facility pursuant to such zoning without Buyer's prior written consent, which consent may be withheld for any reason.

(b)   There is no pending litigation against Seller relating to the Facility.

(c) Seller has not received written notice of any eminent domain or condemnation proceedings pending and threatened against the Facility.

(d) Seller has not received written notice from any federal, state or municipal authority of any change in the zoning of the Facility within the last twelve (12) months.

(e) With the exception of leases with Kanban Industries and E-B Grain Co., Inc., there are no leases of or affecting any portion of the Facility.


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

(f) To the best of Seller's knowledge, connections for utility services (water, sewer, telephone, gas, and electricity) are available at the boundary of the Facility.

(g) On the Closing Date, the Facility shall be in substantially the same condition as of the date of this Agreement. Seller assumes until Closing, all risks of loss or damage to the Facility by fire or other casualty.

      7.5 Survival of Representations and Warranties. All of the foregoing warranties and representations, including those set forth in the transfer documents described in Paragraph 8, shall be true at Closing and shall survive the Closing for a period of six (6) months.

      7.6 Mechanic's Liens. Seller agrees to execute and deliver at Closing such affidavits or indemnities as Buyer's or Buyer's lender's title insurance company shall reasonably require in order to delete from Buyer's or its lender's title insurance policy all standard exceptions for unfiled mechanic's or materialmen's liens.

      7.7 Title and Environmental Defects. If any matters as to tile to the Facility revealed by Buyer's review of the title records of the Facility and/or the results of an environmental assessment being undertaken on behalf of Buyer are unsatisfactory to Buyer in its sole discretion, Buyer shall promptly inform Seller of such matters. Seller shall, within 10 days after such notice from Buyer (the "Notice"), elect by written notice to Buyer to either cure such matters within 14 days of the Note (the "Cure Period") or to notify Buyer that it declines to cure such matters. In the event the Seller elects to cure such matters and is proceeding diligently to cure such matters, the Cure Period shall be extended for such additional periods as may be necessary for Seller to complete the cure of such matters, but in no event longer than one hundred twenty (120) days from the Notice. If Seller elects not to cure such matters or has not cured the matters to Buyer's sole satisfaction by the expiration of the Cure Period, Buyer shall, at his sole option neither (i) proceed to Closing with such title defect(s) and/or environmental issues unremedied or (ii) lease 450,000-800,000 square feet of such portion of the Facility, as Buyer may elect, for a lease term of five (5) years at the annual rate of $1.00 per square foot plus a pro-rata share of the real estate taxes on the Facility, without deduction or set off of any kind. Seller and Buyer agree to enter into a lease reflecting such terms as well as other terms and conditions usual and customary for such leases.

      7.8 "As Is" Transfer. With the exception of the representations and warranties specifically set forth herein and in the transfer documents described in Paragraph 8, Seller is transferring and conveying the Assets, including without limitation, the Facility to Buyer "as is", "where is" and "how is".

8. DELIVERY BY SELLER. At the respective Closings, Seller shall deliver to
Buyer:

      8.1 Facility Deed. At the Third State of the Closing, with respect to the
Facility:

            (a) A Special Warranty Deed ("Deed") conveying to Buyer title to the Facility in accordance with the terms of this Agreement.


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

            (b) A duly executed affidavit establishing that Seller is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, relieving Buyer of any withholding requirements imposed by that code section.

            (c) A duly executed affidavit that provides all information necessary for the satisfaction of the reporting requirements under Section 6045(e) of the Internal Revenue Code of 1986, as amended.

            (d) Such other documents as may be reasonably requested by Buyer's title insurance company or lender, or as may be required by applicable law or any taxing authorities, or as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.

      8.2 Bills of Sale, Assignments and Indemnity Agreement. At the First Stage and Second Stage Closings, Bills of Sale and/or Assignments and the Indemnity Agreements as set forth in Exhibit 8.2, as the case may be, effecting the sale and transfer of the remaining Assets from Seller to Buyer.

9. CASUALTY; RISK OF LOSS. The Seller shall bear the risk of all loss or damage to any of the Assets from all causes, and all loss or damage arising out of or related to the operation of Seller's business from the date hereof until the respective Closing. If at any time prior to the respective Closing with respect to such Assets, any material portion of such Assets are damaged or destroyed as a result of fire, other casualty or for any reason whatsoever, or in the event condemnation or eminent domain proceedings (or private purchase in lieu thereof) shall be commenced by any public or quasi-public authority having jurisdiction against all or any part of such Assets, Seller shall immediately give notice thereof to Buyer. Buyer shall have the right, in its sole and absolute discretion, within 10 days of receipt of such notice, to (i) elect not to proceed with the Closing with respect to such Assets and terminate this Agreement with respect to such Assets, or (ii) proceed to Closing with respect to such Assets and consummate the transactions contemplated hereby and receive any and all insurance proceeds received by the Company on account of any such casualty.

10. MISCELLANEOUS PROVISIONS.

      10.1 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon receipt, whether personally delivered, by nationally recognized overnight courier, or by certified or registered mail, postage prepaid, deposited in the United States Mail, return receipt requested, addressed to the parties at the addresses set forth below or at such other addresses as shall be specified in writing:

                   If to Seller:   Empire Industries, Inc.
                                   5150 Linton Boulevard, 5th Floor
                                   Delray Beach, FL 33484


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

                   With a copy to:  Marc I. Sinensky, Esquire
                                    Greenberg Traurig
                                    2255 Glades Road
                                    Boca Raton, FL  33431

                   If to Buyer:     General Foam Products Corp.
                                    3321 East Princess Anne Road
                                    Norfolk, Virginia  23502
                                    Attention:  Mr. Ascher Chase

                   With a copy to:  Geoffrey F. Birkhead, Esquire
                                    Vandevener Black LLP
                                    500 World Trade Center
                                    Norfolk, Virginia  23510

      10.2 Severability. Should any one or more of the provisions of this Agreement or any of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each such other agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

      10.3 Counterparts. This Agreement and the other agreements contemplated hereby may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

      10.4 Construction of Agreement. This Agreement is the product of negotiations between the Seller and Buyer and their respective attorneys, and no provision shall be construed for or against either party by reason of ambiguity in language. To the extent that there is a conflict between the terms in this Agreement and the transfer documents delivered pursuant to Paragraph 8 hereof, the language of the transfer documents shall control.

      10.5 Expenses. Seller at its cost, shall prepare the deed to the Facility. Buyer shall pay other costs and expenses relating to the transfer of the Facility, equipment or other assets including without limitation all recording costs, recording taxes, survey and environmental costs. Except as otherwise set forth in this Agreement, Seller and Buyer shall each bear their own expenses in connection with this Agreement.

      10.6 Headings. The section and other headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.

      10.7 Attorneys. In any action between Seller and Buyer at law or in equity arising out of or related to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs, in addition to any other relief to which that party may be entitled.

      10.8 Entire Agreement. Except as may otherwise be specifically provided herein, this Agreement, including any schedules and exhibits hereto, constitutes the entire agreement of the


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

parties and all prior representations, covenants, proposals and understandings, whether written or oral, are superseded and merged herein. This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and specifically stating that is intended as a modification or amendment to this Agreement. No oral statements or representations not contained herein shall have any force or effect.

      IN WITNESS WHEREOF, the parties executed this Agreement to be duly executed, as of the date first above written.

                                         BUYER:


                                         GENERAL FOAM PLASTICS CORP.,
                                         a Virginia corporation

                                         By:   /s/ George Diffenbach
                                            ------------------------------------
                                         Name: George Diffenbach
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                         SELLER:


                                         EMPIRE INDUSTRIES, INC.,
                                         a North Carolina corporation

                                         By:    /s/ Tim Moran
                                            ------------------------------------
                                         Name: /s/ Tim Moran
                                              ----------------------------------
                                         Title: President/CEO
                                               ---------------------------------

                                         SELLER:


                                         EMPIRE OF CAROLINA, INC.,
                                         a Delaware corporation

                                         By:   /s/ Tim Moran
                                            ------------------------------------
                                         Name: Tim Moran
                                              ----------------------------------
                                         Title: President/CEO
                                               ---------------------------------


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